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                                                                    EXHIBIT 23.2



               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Active Voice Corporation, that is made a part of the Registration Statement (Form S-4) and Prospectus of Cisco Systems, Inc., and to the incorporation by reference therein of our report dated May 11, 2000, except for
Note 15, as to which the date is June 29, 2000, with respect to the consolidated financial statements and schedule of Active Voice Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 2000, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP

Seattle, Washington
December 4, 2000